EXHIBIT 11
                                   MAXXAM INC.

                     COMPUTATION OF NET LOSS PER COMMON AND
                            COMMON EQUIVALENT SHARE
           (IN MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                    Three Months Ended
                                                                                                        March 31,
                                                                                                 1994                   1993
     Weighted average common and common equivalent shares outstanding during
          each period                                                                       9,376,703              9,376,703
     Common equivalent shares attributable to stock options and convertible
          securities                                                                           71,175                 86,175
                                                                                          -----------            -----------
          Total common and common equivalent shares                                         9,447,878              9,462,878
                                                                                          ===========            ===========

     Loss before extraordinary item and cumulative effect of changes in
          accounting principles                                                                $(34.5)                $(25.9)
     Extraordinary item                                                                          (5.4)                 (44.1)
     Cumulative effect of changes in accounting principles                                          -                 (417.7)
                                                                                          -----------            -----------
     Net loss                                                                                  $(39.9)               $(487.7)
                                                                                          ===========            ===========

     Per common and common equivalent share:
          Loss before extraordinary item and cumulative effect of changes in
               accounting principles                                                           $(3.65)                $(2.74)
          Extraordinary item                                                                     (.57)                 (4.66)
          Cumulative effect of changes in accounting principles                                     -                 (44.14)
                                                                                          -----------            -----------
          Net loss                                                                             $(4.22)               $(51.54)
                                                                                          ===========            ===========
